Exhibit 99.1

Red Hat Names Charlie Peters CFO

New CFO Brings 20 Years of Experience Leading Public Companies

RALEIGH, NC, Sept. 2, 2004, Red Hat, Inc. (Nasdaq:RHAT), the world’s premier open source and Linux provider, today announced the appointment of Charles E. Peters, Jr. as Executive Vice President and Chief Financial Officer. Peters, a CPA, brings over 30 years of financial leadership including 20 years in publicly traded companies. Most recently Peters held the position of Chief Financial Officer with multi-national Burlington Industries. Peters’ responsibilities as Chief Financial Officer at Red Hat will include accounting, finance, treasury, tax, credit and investor relations.

“Charlie is a seasoned professional with a unique depth and breadth of experience in international finance and publicly traded companies that will help lead Red Hat’s next phase of growth,” said Matthew Szulik, Chairman and Chief Executive Officer.

Peters began his career with Price Waterhouse in 1973, serving in Boston and London in the audit division. In 1982, he joined GenRad, Inc., an NYSE-listed multi-national manufacturer of scientific test equipment where he served as Chief Financial Officer for six years. In 1991 he joined NYSE-listed Boston Edison Company, a $1.5 billion electric power company serving the Boston area. He was Senior Vice President-Finance of Boston Edison Company from 1991 to 1995.

“Red Hat and open source will continue to make a global impact on how enterprises consume software,” said Charlie Peters. “This is an outstanding opportunity. I am pleased to be part of the Red Hat management team and look forward to helping to lead the organization in realizing its market potential.”

Peters’ new position is effective immediately. He will be based at Red Hat’s headquarters in Raleigh, NC. For more information on Red Hat please visit http://www.redhat.com.

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About Red Hat, Inc.

Red Hat, the world’s leading open source and Linux provider, is headquartered in Raleigh, NC with satellite offices spanning the globe. Red Hat is leading Linux and open source solutions into the mainstream by making high quality, low cost technology accessible. Red Hat provides operating system software along with middleware, applications and management solutions. Red Hat also offers support, training and consulting services to its customers worldwide and through top-tier partnerships. Red Hat’s Open Source strategy offers customers a long term plan for building infrastructures that are based on and leverage open source technologies with focus on security and ease of management. Learn more: http://www.redhat.com

LINUX is a trademark of Linus Torvalds. RED HAT is a registered trademark of Red Hat, Inc. All other names and trademarks are the property of their respective owners.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release that are not strictly historical statements, including, without limitation, management’s plans and objectives for future operations, and management’s assessment of market factors, constitute forward-looking statements which involve risks and uncertainties. These risks and uncertainties include, without limitation, reliance upon strategic relationships, management of growth, the possibility of undetected software errors, the risks of economic downturns generally, and in Red Hat’s industry specifically, the risks associated with competition and competitive pricing pressures, the viability of the Internet, and other risks detailed in Red Hat’s filings with the Securities and Exchange Commission, copies of which may be accessed through the SEC’s Web site at http://www.sec.gov